Exhibit 99.1

For further information:

FAO, Inc.

2520 Renaissance Boulevard

King of Prussia, PA 19406

Contact: Renee Hollinger, VP Marketing/Communications

610-292-6600 x2205

FAO, INC. INSTALLS INITIAL BOUTIQUES AT SAKS INCORPORATED'S DEPARTMENT STORES

— Agreement extended to include certain Saks Fifth Avenue locations —

King of Prussia, PA, August 27, 2003 — FAO, Inc. (NASDAQ: FAOO), a leading specialty retailer of toys and juvenile products in the United States, today announced it had completed the first round of boutique installations in Saks Department Store Group stores.

As previously announced in February, FAO and Saks entered into an agreement whereby FAO would install boutiques utilizing its FAO Schwarz®, Zany Brainy®, Right Start®, and FAO Schweetz® brands in Parisian, Proffitt’s, McRae’s Younkers, Herberger’s, Carson Pirie Scott, Boston Store and Bergner’s stores operated by the Saks Department Store Group ("SDSG"). Since then, the parties have begun working to extend the agreement to include the Saks Fifth Avenue division of Saks Incorporated.

Currently, FAO has completed 16 installations with the Saks Department Store Group including 8 FAO Schwarz, 4 Zany Brainy and 4 Right Start boutiques. Six more installations are scheduled for September in both Saks Department Store Group and Saks Fifth Avenue stores. In addition to the boutiques, FAO and Saks are installing seasonal shops in approximately 230 SDSG department stores and 9 Saks Fifth Avenue stores utilizing the FAO Schwarz brand.

Jerry R. Welch, President and Chief Executive Officer of FAO, Inc., said, “We are quite pleased with the initial rollout of our boutique concepts with Saks. After completing the installations scheduled for September, we will devote the balance of the year to modifying and enhancing the various formats. We believe that our partners at Saks are reinventing the department store business and we are very glad to be playing a role in this effort.”

George Jones, President and Chief Executive Officer of Saks Department Store Group, said, “Our customers' initial responses to the FAO boutiques have been terrific. It is really a pleasure to watch their reactions, especially the kids, when they discover these wonderful FAO toys in our stores. These boutiques are exciting, and they add an entertainment element to our stores that further differentiates us from our competitors.

The Company has provided a listing of the initial 16 locations attached to this release.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers, and children and is a leader in children’s specialty retailing.  FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit the company on line at

http://www.irconnect.com/faoo/.

About Saks Incorporated

Saks Incorporated operates Saks Fifth Avenue Enterprises which consists of 60 Saks Fifth Avenue Stores ("SFAE") and 53 Off 5th stores. Saks Incorporated also operates its Saks Department Store Group ("SDSG") with 241 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergener's, and Boston Store and 13 Club Libby Lu specialty stores. For additional information on Saks Incorporated, visit www.saksincorporated.com.

This press release may contain certain forward-looking statements with respect to the implementation and anticipated results of FAO, Inc.’s business strategy, and the financial condition, results of operations and business of FAO, Inc. that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.  Actual results may be impacted by factors including, but not limited to: the failure to realize anticipated benefits from the boutiques and seasonal shops;  the failure to  realize anticipated cost savings and operating efficiencies from FAO, Inc.’s bankruptcy reorganization; competition from other retailers; FAO, Inc.’s ability to generate sales; potential product liability claims; potential operational challenges; changes in consumer spending; dependence on independent manufactures and suppliers and their credit terms and other risks included in FAO, Inc.’s filing with the Securities and Exchange Commission, including the risk factors set forth in its Annual Report on Form 10-K.  FAO has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

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FAO, Inc. Saks Boutique Locations

FAO, Inc. Brand	Saks Group Brand	Location
FAO Schwarz	Boston Store	Mayfair Mall — 2400 N. Mayfair Road, Milwaukee, WI 53226
	Carson Pirie Scott	1 State Street, Chicago, IL 60603
	McRae’s	Hattiesburg Mall — 1000 Turtle Creek Drive, Hattiesburg, MS 39402
	Parisian	Cool Springs Galleria Mall — 1800 Galleria Boulevard, Franklin, TN 37067-1605
	Parisian	Riverchase Galleria Mall — 2700 Riverchase Galleria, Hoover, AL 35244-2398
	Parisian	Parkway Place Mall — 2801 Memorial Parkway, Huntsville, AL 35801-5641
	Proffitt’s	Hamilton Place Mall— 2100 Hamilton Place Boulevard, Chattanooga, TN 37421
	Proffitt’s	Ashland Town Center Mall — 500 Winchester, Ashland, KY 41101

Zany Brainy	Boston Store	Mayfair Mall — 2400 N. Mayfair Road, Milwaukee, WI 53226
	Carson Pirie Scott	1 State Street, Chicago, IL 60603
	Parisian	Madison Square Mall — 5901 University Drive, Huntsville, AL 35806-2513
	Proffitt’s	Hamilton Place Mall — 2100 Hamilton Place Boulevard, Chattanooga, TN 37421

The Right Start	Carson Pirie Scott	1 State Street, Chicago, IL 60603
	Carson Pirie Scott	Randhurst Mall — 999 N. Elmhurst Road, Mount Prospect, IL 60056
	McRae’s	Hattiesburg Mall — 1000 Turtle Creek Drive, Hattiesburg, MS 39402
	Parisian	Colonial Bel Air Mall — 3100 Bel Air Mall, Mobile, AL 36606-3206